Exhibit 99.1

SS Innovations Announces Preliminary Unaudited Revenue for Fourth Quarter and Full Year 2025

Anticipated strong revenue growth driven by higher unit sales of SSi Mantra surgical robotic system

Fort Lauderdale, FL – January 13, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced preliminary unaudited revenue and other select operating metrics for the three and twelve months ended December 31, 2025.

For the fourth quarter of 2025, the Company expects to report:

●	Revenue of approximately $15.0 million, up 85% from revenue of $8.1 million in the fourth quarter of 2024.

●	SSi Mantra installations of 37, up 68% from 22 installations in the fourth quarter of 2024.

For the full year 2025, the Company expects to report:

●	Revenue of approximately $43.0 million, up 108% from revenue of $20.6 million in 2024.

●	SSi Mantra installations of 103, up 119% from 47 installations in 2024.

The SSi Mantra cumulative installed base totaled 168 as of December 31, 2025, up 158% from 65 as of December 31, 2024.

Dr. Sudhir Srivastava, Chairman of the Board and Chief Executive Officer of SS Innovations, commented, “We expect to report strong fourth quarter revenue growth, driven by higher unit sales of our advanced, cost-effective SSi Mantra surgical robotic system in India and abroad. We are committed to democratizing excellence in surgical care on a global scale, including in the United States and Europe. We anticipate that the U.S. Food and Drug Administration will complete its review of our 510(k) premarket notification for the SSi Mantra in the first half of 2026. We also continue along the pathway towards a European Union CE marking certification for the SSi Mantra, which we believe we can obtain in the first half of 2026. We look forward to providing additional financial details when we release our fourth quarter financial results in the latter part of February.”

The Company expects to report its fourth quarter and full year 2025 financial results before the end of February.

The estimated financial and operating results in this press release are preliminary, unaudited and subject to completion, and may change as a result of management’s continued review. Such preliminary results are subject to the finalization of quarter-end financial and accounting procedures. As a result, investors should exercise caution in relying on this information and should not draw any inferences from this information. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and reviewed by our independent registered public accounting firm.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of robotic surgical procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding the Company’s fourth quarter 2025 and full year 2025 preliminary results, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations and other statement that are predictive in nature. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

RooneyPartners LLC

Kate Barrette

T: (212) 223-0561

kbarrette@rooneypartners.com